Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ELECTS ALEXANDER T. MASON PRESIDENT
AND CHIEF OPERATING OFFICER

Financial Services Veteran Tapped to Improve Operations

        NEW YORK – June 16, 2008 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that Alexander T. Mason (56) will become the Company’s President and Chief Operating Officer, effective immediately.

        Mason will report to Jeffrey M. Peek, Chairman and CEO of CIT, and will be a member of the Executive Committee. He will oversee the operations of the company and all business segment leaders will report to him. In addition, he will have oversight of the Company’s technology, sales and business development functions. A 30-year veteran of the financial services industry, Mason’s expertise in operations will help CIT transition to a more focused and nimble company while enabling Mr. Peek to concentrate on strategic initiatives, corporate governance, client management, and stakeholder relations.

        “Alex will be an important addition to our management team as we continue to seek process improvements and operational efficiencies to create a more focused and profitable organization,” said Mr. Peek. “Our efforts to streamline our organization, as we adapt to current market conditions, will benefit greatly from his experience in operations management. His goal-oriented management style will strengthen our business strategies, and ensure we remain focused on improving our productivity, efficiency and speed to market. I welcome Alex to the team, and look forward to working with him in the future.”

        Mr. Mason said, “I am excited to join CIT and work alongside Jeff and his talented leadership team. CIT has an exceptional commercial franchise and a long history of providing innovative financial solutions to the middle market. I will look to further improve the Company’s operations as we focus on broadening and further deepening our many longstanding client relationships.”

        Prior to joining CIT, Mason served as Vice Chairman and Chief Operating Officer of Mercantile Bankshares Corporation until its March 2007 acquisition by PNC Bank. His responsibilities included all banking functions, marketing, strategic planning and human resources. Before this, Mason held a succession of executive positions at Deutsche Bank and Bankers Trust. Mason held the position of Vice Chairman, Deutsche Bank Americas and prior to that he was Chief Operating Officer for Global Corporate Finance. His duties while at Deutsche bank included responsibility for all client coverage personnel in investment banking, oversight of a variety of administrative functions and management of relationships with internal service providers. Prior to Deutsche Bank, he spent more than 20 years at Bankers Trust where he last held the position of Managing Director and Co-Head of Corporate Finance. He oversaw client coverage personnel in Investment Banking and Corporate Lending for the combined Bankers Trust and Alex. Brown franchises.

        Mason received a BA from Princeton University. He currently serves as Chairman of the Boards of the Maryland Science Center and Business Volunteers Unlimited and is a member of the board of Mercy Health Services in Baltimore.

        Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

About CIT

CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com